Exhibit 10.1

February 28, 2020

Mr. William E. Myers

13429 Cliff Drive

Lakewood, OH 44107

Dear Bill:

You, TravelCenters of America Inc. (“TA”) and The RMR Group LLC (“RMR”) are entering into this letter agreement (this “Agreement”) to confirm the terms and conditions of your separation of employment from TA and RMR on February 28, 2020 (the “Separation Date”).

I.	SEPARATION

A.          Separation from TA. Effective on the Separation Date, you will no longer serve as the Chief Financial Officer, the Treasurer and an Executive Vice President of TA and any other officer or director positions you hold within TA, and any position you hold with third parties on behalf of TA.

B.           Separation from RMR. Effective on the Separation Date, you will no longer serve as a Senior Vice President of RMR and any other officer positions you hold within RMR.

C.           Payments and Benefits on the Separation Date. On the Separation Date, you will receive your unpaid wages for the period through the Separation Date and any remaining and unused vacation time as of the Separation Date, subject to all usual and applicable taxes and deductions. Your health insurance on TA’s group plan will terminate on the Separation Date. To continue any health insurance beyond the Separation Date, you must complete a continuation of coverage (COBRA) election form and make timely payments for coverage. Information regarding COBRA will be mailed to you. Any group life and disability insurance on our group plan will also terminate on the Separation Date, as will your participation in our 401(k) plans.

D.           Release Benefits. Provided you sign and do not revoke this Agreement, you will receive the following additional payments and benefits:

(1)            Cash Payment. TA will pay you $300,000 and RMR will pay you $75,000 upon the Effective Date as defined in Section XII of this Agreement.

(2)            Outplacement Services. TA will pay for outplacement services to be provided to you by CareerCurve, up to a maximum amount of $7,500.

William E. Myers

February 28, 2020

(3)           TA Share Grants.

a.             Upon the Effective Date, all of your existing TA share grants will vest (which vesting includes the lifting of any restrictions) immediately in full and you will be permitted to settle any resulting tax liability with vesting shares, commonly referred to as “net share settlement.” TA will cooperate with you in removing any restrictive legends from your vested TA shares.

b.             You agree with TA that, as long as you own shares in TA, your shares shall be voted at any meeting of the shareholders of TA or in connection with any consent solicitation or other action by shareholders in favor of all nominees for director and all proposals recommended by the Board of Directors in the proxy statement for such meeting or materials for such written consent or other action. If your shares are not voted in accordance with this covenant and such failure continues after notice, you agree to pay liquidated damages to TA in an amount equal to the market value of the shares not so voted. For the avoidance of doubt, this provision is for the benefit of TA and is not an agreement with RMR.

c.             You understand and agree that, although the TA Code of Business Conduct and Ethics will no longer apply to you after the Separation Date, you are subject to all laws and regulations with respect to all of your shares in TA, including, but not limited to, those applicable to the purchase or sale of securities while in possession of material, non-public information concerning TA.

(4)           RMR and RMR Managed Company Share Grants.

a.             RMR will recommend to the Boards of Directors of The RMR Group Inc. (“RMR Inc.”) and to the Boards of Trustees and Boards of Directors of Industrial Logistics Properties Trust, Office Properties Income Trust, Service Properties Trust, Diversified Healthcare Trust, Tremont Mortgage Trust and Five Star Senior Living Inc. (together, the “RMR Managed Companies”) that all of your existing stock grants vest (which vesting includes the lifting of any restrictions) immediately in full upon the Effective Date and that you be permitted to settle any resulting tax liability with vesting shares, commonly referred to as “net share settlement,” on a company-by-company basis. RMR will cooperate with you in removing any restrictive legends from your vested shares in the RMR Managed Companies.

b.             You agree for the benefit of RMR Inc. or the applicable RMR Managed Company, as the case may be, that, as long as you own shares in RMR Inc. and/or the RMR Managed Companies, your shares shall be voted at any meeting of the shareholders of RMR Inc. and/or the RMR Managed Companies or in connection with any consent solicitation or other action by shareholders in favor of all nominees for director and all proposals recommended by the Board of Directors or Trustees in the proxy statement for such meeting or materials for such written consent or other action. If your shares are not voted in accordance with this covenant and such failure continues after notice, you agree to pay liquidated damages to RMR Inc. and/or the applicable RMR Managed Company in an amount equal to the market value of the shares not so voted. For the avoidance of doubt, this provision is for the benefit of RMR Inc. and each RMR Managed Company only with respect to your shares in such company and is not an agreement with RMR.

William E. Myers

February 28, 2020

c.             You understand and agree that, although the RMR Code of Business Conduct and Ethics will no longer apply to you after the Separation Date, you are subject to all laws and regulations with respect to all of your shares in RMR Inc. and the RMR Managed Companies, including, but not limited to, those applicable to the purchase or sale of securities while in possession of material, non-public information concerning RMR Inc. and the RMR Managed Companies.

(5)            Mobile Phone and Mobile Phone Number. You may keep the mobile telephone issued to you by TA. At your request, TA agrees to consent to and cooperate with you in the transfer to you of your mobile phone number, and to pay for any costs associated with such transfer (except that you will be responsible for the cost of replacement service). You agree to be responsible for all cell phone payments for service after the Separation Date.

II.	RELEASE

You, your heirs, executors, legal representatives, successors and assigns, individually and in their beneficial capacity, hereby unconditionally and irrevocably release and forever discharge TA, RMR and RMR Inc., the RMR Managed Companies, Sonesta International Hotels Corporation, RMR Real Estate Income Fund, RMR Advisors LLC, Tremont Realty Advisors LLC, the RMR Office Property Fund LP and ABP Trust and any companies managed by RMR from time to time, and its and their past, present and future officers, directors, trustees, employees, representatives, shareholders, attorneys, agents, consultants, contractors, successors, and affiliates – hereinafter referred to as the “Releasees” – or any of them of and from any and all suits, claims, demands, interest, costs (including attorneys’ fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts of any nature whatsoever which you, your heirs, executors, legal representatives, successors and assigns, individually and/or in their beneficial capacity, now have, own or hold, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Agreement including, without limitation, any claims arising in law or equity in a court, administrative, arbitration, or other tribunal of any state or country arising out of or in connection with your employment by TA and/or RMR; any claims against the Releasees based on statute, regulation, ordinance, contract, or tort; any claims against the Releasees relating to wages, compensation, benefits, retaliation, negligence, or wrongful discharge; any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Employment Retirement Income Security Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”), as amended, The ADA Amendments Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Civil Rights Act of 1991, as amended, the Family Medical Leave Act of 1993, as amended, and the Rehabilitation Act, as amended; The Massachusetts Fair Employment Practices Act (Massachusetts General Laws Chapter 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, The Massachusetts Civil Rights Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 sections 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 sections 1A and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101); the Ohio Civil Rights Act, the Ohio Equal Pay Statute, the Ohio Wage Payment Anti-Retaliation Statute, the Ohio Whistleblower’s Protection Act, the Ohio Workers’ Compensation Anti-Retaliation Statute, Ohio Revised Code Chapters 4111 (Minimum Fair Wage), 4112 (Discrimination) and 4113 (Miscellaneous Labor Provisions), Ohio Administrative Code Chapter 4101:9 (Wage and Hour), and the Ohio Constitution; and any other claims under any federal or state law or local ordinance for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, accrued or unused vacation time, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law and any claims against the Releasees arising under any and all applicable state, federal, or local ordinances, statutory, common law, or other claims of any nature whatsoever except for unemployment compensation benefits or workers’ compensation benefits.

William E. Myers

February 28, 2020

Nothing in this Agreement shall affect the EEOC’s rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with your protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, the National Labor Relations Board (the “NLRB”), or any other state, federal or local government entity; provided, however, if the EEOC, the NLRB, or any other state, federal or local government entity commences an investigation on your behalf, you specifically waive and release your right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will you seek or accept reinstatement to your former position with TA or RMR.

III.	TAX PROVISIONS

You agree that you shall be responsible and will pay your own tax obligations and/or liabilities created under state or federal tax laws by this Agreement. You further agree that you shall indemnify TA, RMR and any of the RMR Managed Companies for any tax obligations and/or liabilities that may be imposed on them for your failure to comply with this provision.

IV.	CONFIDENTIALITY

You agree that, unless otherwise agreed, on or before the Separation Date, you will return to TA all property of TA including, but not limited to, all documents, records, materials, software, equipment, personal service devices, laptops, ipads, building keys or entry cards, and other physical property that have come into your possession or been produced by you in connection with your employment, except as provided above.

William E. Myers

February 28, 2020

You agree that, unless otherwise agreed, on or before the Separation Date, you will return to RMR all property of RMR including, but not limited to, all documents, records, materials, software, equipment, personal service devices, laptops, ipads, building keys or entry cards, and other physical property that have come into your possession or been produced by you in connection with your employment with RMR.

In addition, you shall not at any time reveal to any person or entity, except to employees of TA or RMR who need to know such information for purposes of their employment or as otherwise authorized by TA or RMR in writing, any confidential information of TA, RMR, or any RMR Managed Company, including, but not limited to, confidential information regarding (i) the marketing, business and financial activities and/or strategies of TA, RMR, or any RMR Managed Company and their respective affiliates, (ii) the costs, sources of supply, financial performance, projects, plans, branding, acquisition or dispositions, franchising and other business operational strategies or plans, proposals and strategic plans of TA, RMR, or any RMR Managed Company and their respective affiliates, and (iii) information and discussions concerning any past or present lawsuits, arbitrations or other pending or threatened disputes in which TA, RMR, or any RMR Managed Company or their respective affiliates is or was a party.

You, TA and RMR agree to keep the terms of your termination confidential, except that you acknowledge that this Agreement will be filed with the Securities and Exchange Commission.

Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any government agency or entity, including, but not limited, to the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law. You do not need prior authorization of TA or RMR to make any such reports or disclosures and you are not required to notify TA or RMR that you have made such reports or disclosures.

V.	NON-DISPARAGEMENT

You agree not to make harmful or disparaging remarks, written or oral, concerning TA or RMR, or any of the other Releasees. Nothing in this provision shall prevent you from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order.

VI.	NON-SOLICITATION

You agree that for five (5) years following the Separation Date, you will not directly or indirectly, without the prior written consent of TA or RMR, solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment any person who is, or within the preceding six (6) months was, an employee of TA or RMR, or any RMR Managed Company.

William E. Myers

February 28, 2020

VII.	BREACH OF SECTIONS IV, V OR VI

The parties agree that any breach of Sections IV, V, or VI of this Agreement will cause irreparable damage to the non-breaching party and that, in the event of such a breach or threatened breach, the non-breaching party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder. The parties agree that, in the event that any provision of Section IV, V, or VI shall be determined by any court of competent jurisdiction or arbitration panel to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

VIII.	COOPERATION

Without limitation as to time, you agree to cooperate with TA and RMR, at reasonable times and places, with respect to all matters arising during or related to your employment, including, without limitation, all formal or informal matters in connection with any government investigation, internal investigation, litigation, regulatory or other proceeding which may have arisen or which may arise.

IX.	NON-WAIVER

Any waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

X.	NON-ADMISSION

The parties agree and acknowledge that the considerations exchanged herein do not constitute and shall be not construed as constituting an admission of any sort on the part of either party.

XI.	NON-USE IN SUBSEQUENT PROCEEDINGS

The parties agree that this Agreement may not be used as evidence in any subsequent proceeding of any kind except one in which one of the parties alleges a breach of the terms of this Agreement or one in which one of the parties elects to use this Agreement as a defense to any claim.

William E. Myers

February 28, 2020

XII.	ADEA ACKNOWLEDGEMENTS

You acknowledge that you have carefully read and fully understand this Agreement. You acknowledge that you have not relied on any statement, written or oral, which is not set forth in this Agreement. You further acknowledge that you are hereby advised in writing to consult with an attorney prior to executing this Agreement; that you are not waiving or releasing any rights or claims that may arise after the date of execution of this Agreement; that you are releasing claims under the Age Discrimination in Employment Act (ADEA); that you execute this Agreement in exchange for monies in addition to those to which you are already entitled; that you were given a period of at least twenty-one (21) days within which to consider the Agreement and a period of seven (7) days following your execution of this Agreement to revoke your ADEA waiver as provided below; that any changes to this Agreement by you once it has been presented to you will not restart the 21 day consideration period; and you enter into this Agreement knowingly, willingly and voluntarily in exchange for payments and benefits described herein. To receive the payments and benefits provided herein, this Agreement must be signed and returned to Jennifer B. Clark, at, if by physical delivery, Two Newton Place, Suite 300, 255 Washington Street, Newton, Massachusetts 02458, or at, if by email delivery, jclark@rmrgroup.com, on or before March 20, 2020.

You may revoke your release of your ADEA claims up to seven (7) days following your signing this Agreement. Notice of revocation must be received in writing by Jennifer B. Clark, at, if by physical delivery, Two Newton Place, Suite 300, 255 Washington Street, Newton, Massachusetts 02458, no later than the seventh day (excluding the date of execution) following the execution of this Agreement. The ADEA release is not effective or enforceable until expiration of the seven-day period. However, the ADEA release becomes fully effective, valid and irrevocable if it has not been revoked within the seven day period immediately following your execution of the Agreement. The parties agree that if you exercise your right to revoke this Agreement, you are not entitled to any of the payments and benefits set forth in this Agreement and this Agreement becomes null and void. This Agreement shall become effective eight (8) days after your execution if you have not revoked your signature as set forth above (the “Effective Date”).

XIII.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties concerning the terms and conditions of your separation of employment from TA and RMR and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties, except for our Mutual Agreement to Resolve Disputes and Arbitrate Claims, which remains in full force and effect. You agree that TA and RMR have not made any warranties, representations, or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

XIV.	No Oral Modification

Any amendments to this Agreement shall be in writing and signed by you and an authorized representative of TA and RMR.

William E. Myers

February 28, 2020

XV.	Severability

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction or an arbitrator or arbitration panel to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

XVI.	SECTION 409A

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if at the time of your separation from service, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, will instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death and any remaining installments following such date shall be made in accordance with the original payment schedule; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by TA in its reasonable good faith discretion); or (B) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”). For purposes of this Agreement, all references to "termination of employment” and correlative phrases shall be construed to require a "separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term "specified employee” means an individual determined by TA to be a specified employee under Treasury regulation Section 1.409A-1(i).

XVII.	Governing Law, JURISDICTION AND SUCCESSOR AND ASSIGNS

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (where both TA and RMR have offices that you use) without reference to any conflict of law principles, and shall be binding upon and inure to the benefit of you and your heirs, successors, and beneficiaries, and RMR and TA and its and their agents, affiliates, representatives, successors, and assigns.

The parties irrevocably agree that any dispute regarding this Agreement shall be settled by binding arbitration in accordance with our Mutual Agreement to Resolve Disputes and Arbitrate Claims.

William E. Myers

February 28, 2020

XVIII.	Voluntary Act

By signing this Agreement, you acknowledge and agree that you are doing so knowingly and voluntarily in order to receive the payments and benefits provided for herein. By signing this Agreement, you represent that you fully understand your right to review all aspects of this Agreement, that you have carefully read and fully understand all the provisions of this Agreement, that you had an opportunity to ask questions and consult with an attorney of your choice before signing this Agreement; and that you are freely, knowingly, and voluntarily entering into this Agreement.

If you determine to accept this Agreement, understand it, and consent to it, please sign in the space provided below and return a copy so signed on or before March 20, 2020.

Very truly yours,

/s/ Jonathan Pertchik
Jonathan Pertchik,
Chief Executive Officer

AGREED:

THE RMR GROUP LLC

By:	/s/ Matthew P. Jordan
Matthew P. Jordan,
Executive Vice President and CFO

AGREED TO AND ACCEPTED:

/s/ William E. Myers
William E. Myers

Dated:	3/3/2020